EXHIBIT 16.1 TO FORM 8-K

September 10, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated September 10, 2004, of Astec Industries, Inc. and are in agreement with the statements contained in the first, second, third, fourth and sixth paragraphs on pages one and two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP